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                                                                      EXHIBIT 21

SUBSIDIARIES OF REGISTRANT
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Star Publishing Company
Pulitzer Technologies, Inc.
Pulitzer Ventures, Inc.
Pulitzer Newspapers, Inc.
Hanford Sentinel, Inc.
Pulitzer Missouri Newspapers, Inc.
Napa Valley Publishing Co.
Flagstaff Publishing Co.
Santa Maria Times, Inc.
Troy Daily News, Inc.
Sonoma-Marin Publishing Co.
Kauai Publishing Co.
Northern Lakes Publishing Co.
Northern Illinois Publishing Co.
Southwestern Oregon Publishing Co.
Pantagraph Publishing Co.
St. Louis Post-Dispatch LLC
SCR Associates LLC
Postnet.com LLC
Pulitzer Network Systems LLC
Gateway Consumer Services LLC
Arch Distribution LLC
Suburban Journals of Greater St. Louis LLC